FOR IMMEDIATE RELEASE

Lightbridge Provides Additional Business Updates

NASDAQ Approves Continued Listing

Closes Previously Announced $2.8 Million Preferred Stock Financing

Appoints Xingping Hou as Co-Chairman

Meets Alongside Representatives from AREVA and Nuclear Utilities with U. S.
Department of Energy Officials

Jonathan Baggett Takes On Additional Role as Deputy Quality Assurance
Manager

RESTON, VA. – August 3, 2016 – Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear fuel technology company, today provided a general business update and announced that it has received formal notification from the Listing Qualifications Department of The NASDAQ Stock Market ("NASDAQ") notifying Lightbridge that it has approved the Company’s continued listing on the NASDAQ following the one-for-five reverse stock split of the Company’s common stock completed on July 20, 2016, and closing of the previously announced $2.8 million convertible preferred financing with General International Holdings Inc. (GIH), an entity controlled by Mr. Xingping Hou. In connection with the $2.8 million financing, the Company has appointed Mr. Hou as co-Chairman of the Company’s Board of Directors. Ambassador Thomas Graham, Jr. will remain Executive Chairman of the Board.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We are pleased that Lightbridge stock will continue to trade on the NASDAQ. We are also happy to have closed the previously announced $2.8 million financing with GIH at a significant premium to the market price at the time of the agreement. This investment, combined with a $1 million investment and additional funding commitment of $4 million from Aspire Capital announced in June, strengthens our balance sheet while allowing us to continue executing on our business plan. We believe the terms of the $2.8 million financing were favorable for shareholders and we appreciate the support Mr. Hou has shown following his due diligence. We are pleased to welcome him to Lightbridge’s board of directors and look forward to leveraging his relationships throughout Asia.”

“On July 12, 2016, Lightbridge, along with representatives from AREVA and nuclear utilities, met with officials from the U. S. Department of Energy (DOE). The meeting focused on the status of the Lightbridge all-metal nuclear fuel development program and potential opportunities associated with the DOE loan guarantee program that may be helpful to the project. The parties also discussed the potential value of certain DOE assets, such as the Transient Reactor Test Facility and other test facilities, as well as analytical support that can be provided by U.S. national laboratories. Specifically, the national laboratories could analyze changes in the nuclear industry infrastructure in support of obtaining the requisite U.S. Nuclear Regulatory Commission approval for deploying the all-metal fuel. Additional follow-up meetings are expected to discuss specific steps for collaboration with the DOE and its national laboratories in areas of mutual interest.”

“We are also pleased to announce that Lightbridge Vice President Jonathan Baggett has returned to our U.S. corporate offices after two years based in Seoul, South Korea advising the company’s customers and partners. Given his exemplary performance and valuable skill set, Jonathan has been awarded the additional role of Deputy Quality Assurance Manager. In that capacity, he will work closely with Rene’ Delaney, Quality Assurance Manager of Lightbridge, overseeing quality assurance aspects of our nuclear fuel program to ensure compliance with NQA-1 and 10 CFR 50, Appendix B requirements. In preparation for irradiation testing of our nuclear fuel samples at the Halden research reactor, he will participate in a quality assurance visit by the Lightbridge team to Norway in the fall of 2016.”

About Lightbridge Corporation
Lightbridge is a nuclear fuel development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

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Forward Looking Statements
With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's product and service offerings, follow-up meetings to discuss specific steps for collaboration with the DOE and the expected market and revenues for the Company’s product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; and the Company's ability to manage its business effectively in a rapidly evolving market, as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:
David Waldman/Natalya Rudman
Crescendo Communications, LLC
Tel. + 1 855-379-9900
Ltbr@crescendo-ir.com